Exhibit 99.1

Airgain® Reports Second Quarter 2024 Financial Results

SAN DIEGO, CA, August 6, 2024 – Airgain, Inc. (NASDAQ: AIRG), a leading provider of wireless connectivity solutions that creates and delivers embedded components, external antennas, and integrated systems across the globe, today reported financial results for the second quarter ended June 30, 2024.

“We are pleased to report sequential revenue growth as we continue to effectively navigate macro-economic challenges,” said Airgain’s President and Chief Executive Officer, Jacob Suen. “We delivered sales of $15.2 million in the second quarter, marking a 7% increase over the prior quarter, above the midpoint of our guidance range. The growth was driven by increased sales of embedded antennas to MNO and MSO customers, including the delivery of our first Wi-Fi 7 router antenna systems to a tier-one MSO partner. We successfully completed and launched our Fixed Wireless Access (FWA) Lantern product. As we move into the second half of 2024, we are focused on our AirgainConnect Fleet launch and continued Lighthouse customer trials. The introduction of our 5G connectivity products, along with the expansion of our antenna and IoT product portfolios and design wins, strengthen our confidence in our ability to address high-growth markets with cutting edge innovation”.

Second Quarter 2024 Financial Highlights

GAAP

•
Sales of $15.2 million
•
GAAP gross margin of 40.5%
•
GAAP operating expenses of $8.7 million
•
GAAP net loss of $2.5 million or $(0.23) per share

Non-GAAP

•
Non-GAAP gross margin of 41.5%
•
Non-GAAP operating expenses of $6.9 million
•
Non-GAAP net loss of $0.6 million or $(0.05) per share
•
Adjusted EBITDA of $(0.4) million

Second Quarter 2024 Financial Results

Sales for the second quarter of 2024 were $15.2 million, of which $8.6 million was generated from the enterprise market, $4.8 million from the consumer market, and $1.7 million from the automotive market. Sales increased by 6.7%, or $1.0 million in the second quarter of 2024 compared to $14.2 million in the first quarter of 2024. Sequentially, consumer sales increased by $1.3 million from the first quarter of 2024 driven by higher sales to cable, broadband and mobile network operators. Enterprise sales decreased by $0.3 million driven by lower custom product sales, partially offset by higher asset trackers, embedded modems, enterprise antennas and first shipments of our Lantern fixed wireless access (FWA) device. Automotive sales decreased $0.1 million from the first quarter of 2024 due to continued excess inventory. Sales for the second quarter of 2024 decreased by 4.1%, or $0.6 million from $15.8 million in the same quarter a year-ago primarily due to lower sales of $1.4 million from the consumer market and $0.5 million from the automotive market, partially offset by higher sales of $1.2 million from the enterprise market.

GAAP gross profit for the second quarter of 2024 was $6.1 million, compared to $5.6 million for the first quarter of 2024 and $6.3 million for the same quarter a year ago. Non-GAAP gross profit for the second quarter of 2024 was $6.3 million, compared to $5.7 million for the first quarter of 2024 and $6.4 million for the same quarter a year ago (see note regarding "Use of Non-GAAP Financial Measures" below for further discussion of this non-GAAP measure).

GAAP gross margin for the second quarter of 2024 was 40.5%, compared to 39.2% for the first quarter of 2024 and 39.7% for the same quarter a year ago. The increase in gross margin compared to the first quarter of 2024 was due to a higher enterprise market margin. Non-GAAP gross margin for the second quarter of 2024 was 41.5% compared to 40.2% for the first quarter of 2024 and 40.4% for the same quarter a year ago (see note regarding "Use of Non-GAAP Financial Measures" below for further discussion of this non-GAAP measure).

GAAP operating expenses for the second quarter of 2024 were $8.7 million, compared to $8.2 million for the first quarter of 2024 and $8.5 million for the same quarter a year ago. Operating expenses were higher for the second quarter of 2024 compared to the first quarter of 2024 primarily due to higher sales employee expenses partially offset by lower marketing and professional services expenses. Non-GAAP operating expenses for the second quarter of 2024 were $6.9 million compared to $6.6 million in the first quarter of 2024 and $6.5 million for the same quarter a year ago (see note regarding "Use of Non-GAAP Financial Measures" below for further discussion of this non-GAAP measure).

GAAP net loss for the second quarter of 2024 was $2.5 million or $(0.23) per share (based on 10.9 million shares), compared to a net loss of $2.5 million or $(0.23) per share (based on 10.5 million shares) for the first quarter of 2024 and a net loss of $2.2 million or $(0.21) per share (based on 10.4 million shares) for the same quarter a year ago. Non-GAAP net loss for the second quarter of 2024 was $0.6 million or $(0.05) per share (based on 10.9 million shares), compared to a non-GAAP net loss of $0.8 million or $(0.08) per share (based on 10.5 million shares) for the first quarter of 2024 and a non-GAAP net loss of $0.1 million or $(0.01) per share (based on 10.4 million shares) for the same quarter a year ago (see note regarding "Use of Non-GAAP Financial Measures" below for further discussion of this non-GAAP measure).

Adjusted EBITDA for the second quarter of 2024 was $(0.4) million, compared to $(0.7) million for the first quarter of 2024 and break even for the same quarter a year ago (see note regarding "Use of Non-GAAP Financial Measures" below for further discussion of this non-GAAP measure).

Third Quarter 2024 Financial Outlook

GAAP

•
Sales are expected to be in the range of $15.25 million to $16.75 million, or $16.0 million at the midpoint
•
GAAP gross margin is expected to be in the range of 40.0% to 43.0%
•
GAAP operating expense is expected to be approximately $8.5 million
•
GAAP net loss per share is expected to be ($0.17) at the midpoint

Non-GAAP

•
Non-GAAP gross margin is expected to be in the range of 41.0% to 44.0%
•
Non-GAAP operating expense is expected to be approximately $6.9 million
•
Non-GAAP net loss per share is expected to be $(0.01) at the midpoint
•
Adjusted EBITDA is expected to be break-even at the midpoint

Our financial outlook for the three months ending September 30, 2024, including reconciliations of GAAP to non-GAAP measures can be found at the end of this press release.

Conference Call

Airgain management will hold a conference call today, Tuesday, August 6, 2024, at 5:00 PM Eastern Time (2:00 PM Pacific Time) to discuss financial results for the second quarter ended June 30, 2024.

Airgain management will host the presentation, followed by a question and answer period.

Date: August 6, 2024

Time: 5:00 PM Eastern Time (2:00 PM Pacific Time)

Dial-In: (877) 407-2988 or (201) 389-0923

The conference call will be broadcast simultaneously and be available for replay via the investor section of the company’s website at investors.airgain.com.

For webcast access, please follow the web address below to register for the conference call.

Registration: Here

A replay of the webcast will be available via the registration link after 8:00 PM Eastern Time until August 6, 2025.

About Airgain, Inc.

Airgain is a premier provider of wireless connectivity solutions, offering a range of embedded components, external antennas, and integrated systems worldwide. We streamline wireless connectivity across devices and markets, with a focus on solving complex connectivity challenges, expediting time to market, and optimizing wireless signals. Our mission is to connect the world through optimized, integrated wireless solutions. Our product portfolio focuses on three key markets: enterprise, consumer, and automotive. Airgain is headquartered in San Diego, California. For more information, visit airgain.com, or follow Airgain on LinkedIn and Twitter.

Airgain, AirgainConnect, and the Airgain logo are trademarks or registered trademarks of Airgain, Inc. All other trademarks are the property of their respective owner.

Forward-Looking Statements

Airgain cautions you that statements in this press release that are not a description of historical facts are forward-looking statements. These statements are based on the company’s current beliefs and expectations. These forward-looking statements include statements regarding our third quarter 2024 financial outlook, our ability to navigate macro-economic challenges, expected launches of company initiatives, expected growth in markets and overall strategy. The inclusion of forward-looking statements should not be regarded as a representation by Airgain that any of our plans will be achieved. Actual results may differ from those set forth in this press release due to the risks and uncertainties inherent in our business, including, without limitation: the market for our products is developing and may not develop as we expect; our operating results may fluctuate significantly, including based on seasonal factors, which makes future operating results difficult to predict and could cause our operating results to fall below expectations or guidance; supply constraints on our and our customers' ability to obtain necessary components in our respective supply chains may negatively affect our sales and operating results; risks associated with the performance of our products, including bundled solutions with third-party products; our products are subject to intense competition, and competitive pressures from existing and new companies may harm our business, sales, growth rates, and market share; risks associated with quality and timing in manufacturing our products and our reliance on third-party manufacturers; we may not be able to maintain strategic collaborations under which our bundled solutions are offered; overall global supply shortages and logistics delays within the supply chain that our products are used in, as well as adversely affecting the general U.S. and global economic conditions and financial markets, and, ultimately, our sales and operating results; any rise in interest rates and inflation may adversely impact our margins, the supply chain and our customers’ sales, which may negatively affect our sales and operating results; our future success depends on our ability to develop and successfully introduce new and enhanced products for the wireless market that meet the needs of our customers, including our ability to transition to provide a more diverse solutions capability; we sell to customers who are price conscious, and a few customers represent a significant portion of our sales, and if we lose any of these customers, our sales could decrease significantly; we rely on a limited number of contract manufacturers to produce and ship all of our products, and our contract manufacturers rely on a single or limited number of suppliers for some components of our products and channel partners to sell and support our products, and the failure to manage our relationships with these parties successfully or a failure of these parties to perform could adversely affect our ability to market and sell our products; if we cannot protect our intellectual property rights, our competitive position could be harmed or we could incur significant expenses to enforce our rights; and other risks described in our prior press releases and in our filings with the Securities and Exchange Commission (SEC), including under the heading “Risk Factors” in our Annual Report on Form 10-K and any subsequent filings with the SEC. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and we undertake no obligation to revise or update this press release to reflect events or circumstances after the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement, which is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Note Regarding Use of Non-GAAP Financial Measures

To supplement our condensed financial statements presented in accordance with U.S. generally accepted accounting principles (GAAP), this earnings release and the accompanying tables and the related earnings conference call contain certain non-GAAP financial measures, including adjusted earnings before interest, taxes, depreciation, amortization (Adjusted EBITDA), non-GAAP net income (loss) attributable to common stockholders (non-GAAP net income (loss)), non-GAAP net income (loss) per (basic or diluted) share (non-GAAP EPS), non-GAAP operating expense, non-GAAP gross profit and non-GAAP gross margin. We believe these financial measures provide useful information to investors with which to analyze our operating trends and performance.

In computing Adjusted EBITDA, non-GAAP net income (loss), and non-GAAP EPS, we exclude stock-based compensation expense, which represents non-cash charges for the fair value of stock awards; interest income, net of interest expense offset by other expense, depreciation and amortization, workforce reduction severance and exit costs, and provision (benefit) for income taxes. In computing non-GAAP operating expense, we exclude stock-based compensation expense, amortization of intangibles, workforce reduction severance and exit costs. In computing non-GAAP gross profit and non-GAAP gross margin, we exclude stock-based compensation expense, and amortization of intangible assets. Because of varying available valuation methodologies, subjective assumptions, and the variety of equity instruments that can impact a company’s non-cash operating expenses; we believe that providing non-GAAP financial measures that exclude non-cash expense allows for meaningful comparisons between our core business operating results and those of other companies, as well as providing us with an important tool for financial and operational decision making and for evaluating our own core business operating results over different periods of time. Management considers these types of expenses and adjustments, to a great extent, to be unpredictable and dependent on a considerable number of factors that are outside of our control and are not necessarily reflective of operational performance during a period.

Our non-GAAP measures may not provide information that is directly comparable to that provided by other companies in our industry, as other companies in our industry may calculate non-GAAP financial results differently, particularly related to non-recurring, unusual items. Our Adjusted EBITDA, non-GAAP net income (loss), non-GAAP EPS, non-GAAP operating expense, non-GAAP gross profit and non-GAAP gross margin are not measurements of financial performance under GAAP and should not be considered as an alternative to operating or net income or as an indication of operating performance or any other measure of performance derived in accordance with GAAP. We do not consider these non-GAAP measures to be a substitute for, or superior to, the information provided by GAAP financial results. Reconciliations with specific adjustments to GAAP results and outlooks are provided at the end of this release.

Airgain Contact

Michael Elbaz

Chief Financial Officer

investors@airgain.com

Airgain Investor Contact

Matt Glover and Chris Adusei-Poku

Gateway Group, Inc.

+1 949 574 3860

AIRG@gateway-grp.com

Airgain, Inc.

Condensed Consolidated Balance Sheets

(in thousands, except par value)

(unaudited)

	June 30, 2024	December 31, 2023
Assets
Current assets:
Cash and cash equivalents	$8,416	$7,881
Trade accounts receivable, net	8,642	7,375
Inventories	3,144	2,403
Prepaid expenses and other current assets	1,109	1,422
Total current assets	21,311	19,081
Property and equipment, net	2,220	2,507
Leased right-of-use assets	1,146	1,392
Goodwill	10,845	10,845
Intangible assets, net	6,751	8,234
Other assets	164	170
Total assets	$42,437	$42,229
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$5,844	$6,472
Accrued compensation	1,295	728
Accrued liabilities and other	2,287	1,926
Short-term lease liabilities	881	865
Total current liabilities	10,307	9,991
Deferred tax liability	170	151
Long-term lease liabilities	370	674
Total liabilities	10,847	10,816
Commitments and contingencies (Note 13)
Stockholders’ equity:
Common stock and additional paid-in capital, par value $0.0001, 200,000 shares authorized; 11,842 shares issued and 11,301 shares outstanding at June 30, 2024; and 11,010 shares issued and 10,469 shares outstanding at December 31, 2023.	120,444	115,295
Treasury stock, at cost: 541 shares at June 30, 2024 and December 31, 2023.	(5,364)	(5,364)
Accumulated deficit	(83,489)	(78,521)
Accumulated other comprehensive (loss) income	(1)	3
Total stockholders’ equity	31,590	31,413
Total liabilities and stockholders’ equity	$42,437	$42,229

Airgain, Inc.

Condensed Consolidated Statements of Operations

(in thousands, except per share data)

(unaudited)

	Three months ended June 30,		Six months ended June 30,
	2024	2023	2024	2023
Sales	$15,184	$15,830	$29,415	$32,274
Cost of goods sold	9,036	9,551	17,691	19,677
Gross profit	6,148	6,279	11,724	12,597
Operating expenses:
Research and development	3,116	2,590	6,236	5,039
Sales and marketing	2,349	2,305	4,507	5,171
General and administrative	3,188	3,596	6,115	7,389
Total operating expenses	8,653	8,491	16,858	17,599
Loss from operations	(2,505)	(2,212)	(5,134)	(5,002)
Other (income) expense:
Interest income, net	(27)	(16)	(53)	(34)
Other expense (income)	1	11	(7)	15
Total other income	(26)	(5)	(60)	(19)
Loss before income taxes	(2,479)	(2,207)	(5,074)	(4,983)
Income tax expense (benefit)	34	(2)	(106)	80
Net loss	$(2,513)	$(2,205)	$(4,968)	$(5,063)
Net loss per share:
Basic	$(0.23)	$(0.21)	$(0.46)	$(0.49)
Diluted	$(0.23)	$(0.21)	$(0.46)	$(0.49)
Weighted average shares used in calculating loss per share:
Basic	10,938	10,413	10,736	10,340
Diluted	10,938	10,413	10,736	10,340

Airgain, Inc.

Condensed Consolidated Statements of Cash Flows

(in thousands)

(unaudited)

	Six months ended June 30,
	2024	2023
Cash flows from operating activities:
Net loss	$(4,968)	$(5,063)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation	284	342
Loss on disposal of property and equipment	—	11
Amortization of intangible assets	1,484	1,485
Stock-based compensation	2,253	1,949
Deferred tax liability	19	7
Amortization of prepaid assets	132	—
Accrual of property and equipment	22	—
Changes in operating assets and liabilities:
Trade accounts receivable	(1,267)	115
Inventories	(740)	(571)
Prepaid expenses and other current assets	312	596
Other assets	6	6
Accounts payable	(628)	(877)
Accrued compensation	379	(880)
Accrued liabilities and other	432	912
Lease liabilities	(42)	(36)
Net cash used in operating activities	(2,322)	(2,004)
Cash flows from investing activities:
Purchases of property and equipment	(150)	(104)
Net cash used in investing activities	(150)	(104)
Cash flows from financing activities:
Proceeds from at-the-market common stock offering, net of offering costs	3,006	—
Payments for withholding taxes related to net share settlement of equity awards	(95)	(690)
Proceeds from employee stock purchase and option exercises	101	165
Net cash provided by (used in) financing activities	3,012	(525)

Effect of exchange rate changes on cash, cash equivalents and restricted cash	(5)	—

Net increase (decrease) in cash, cash equivalents and restricted cash	535	(2,633)
Cash, cash equivalents, and restricted cash; beginning of period	7,976	12,078
Cash, cash equivalents, and restricted cash; end of period	$8,511	$9,445

Supplemental disclosure of cash flow information:

Income taxes paid	$38	$64
Income taxes refunded	$50	$—
Supplemental disclosure of non-cash investing and financing activities:
Operating lease liabilities resulting from right-of-use assets	$179	$11
Accrual of property and equipment	$—	$29
Accrued offering costs charged against proceeds from sale of common stock	$10	$—

Cash, cash equivalents, and restricted cash:
Cash and cash equivalents	$8,416	$9,270
Restricted cash included in prepaid expenses and other current assets and other assets long term	95	175
Total cash, cash equivalents, and restricted cash	$8,511	$9,445

Airgain, Inc.

(in thousands)

(unaudited)

Sales by Target Market

	Three months ended			Six months ended June 30,
	June 30, 2024	March 31, 2024	June 30, 2023	2024	2023
Enterprise	$8,615	$8,879	$7,366	$17,494	$15,803
Consumer	4,827	3,511	6,189	8,338	11,321
Automotive	1,742	1,841	2,275	3,583	5,150
Total sales	$15,184	$14,231	$15,830	$29,415	$32,274

Reconciliation of GAAP to non-GAAP Gross Profit

	Three months ended			Six months ended June 30,
	June 30, 2024	March 31, 2024	June 30, 2023	2024	2023
Gross profit	$6,148	$5,576	$6,279	$11,724	$12,597
Stock-based compensation	65	58	29	123	44
Amortization of intangible assets	89	89	89	178	178
Non-GAAP gross profit	$6,302	$5,723	$6,397	$12,025	$12,819

Reconciliation of GAAP to non-GAAP Gross Margin

	Three months ended			Six months ended June 30,
	June 30, 2024	March 31, 2024	June 30, 2023	2024	2023
Gross margin	40.5%	39.2%	39.7%	39.9%	39.0%
Stock-based compensation	0.4%	0.4%	0.2%	0.4%	0.1%
Amortization of intangible assets	0.6%	0.6%	0.5%	0.6%	0.6%
Non-GAAP gross margin	41.5%	40.2%	40.4%	40.9%	39.7%

Reconciliation of GAAP to non-GAAP Operating Expenses

	Three months ended			Six months ended June 30,
	June 30, 2024	March 31, 2024	June 30, 2023	2024	2023
Operating expenses	$8,653	$8,205	$8,491	$16,858	$17,599
Stock-based compensation expense	(1,142)	(988)	(939)	(2,130)	(1,905)
Amortization of intangible assets	(654)	(653)	(653)	(1,307)	(1,307)
Severance and exit costs	—	—	(365)	—	(570)
Non-GAAP operating expenses	$6,857	$6,564	$6,534	$13,421	$13,817

Airgain, Inc.

(in thousands, except per share data)

(unaudited)

Reconciliation of GAAP to non-GAAP Net (Loss)

	Three months ended			Six months ended June 30,
	June 30, 2024	March 31, 2024	June 30, 2023	2024	2023
Net loss	$(2,513)	$(2,455)	$(2,205)	$(4,968)	$(5,063)
Stock-based compensation expense	1,207	1,046	968	2,253	1,949
Amortization of intangible assets	742	742	742	1,484	1,485
Severance and exit costs	—	—	365	—	570
Other (income) expense	(27)	(26)	(16)	(53)	(28)
Income tax benefit (expense)	34	(140)	(2)	(106)	80
Non-GAAP net (loss) attributable to common stockholders	$(557)	$(833)	$(148)	$(1,390)	$(1,007)

Non-GAAP net (loss) per share:
Basic	$(0.05)	$(0.08)	$(0.01)	$(0.13)	$(0.10)
Diluted	$(0.05)	$(0.08)	$(0.01)	$(0.13)	$(0.10)
Weighted average shares used in calculating non-GAAP net (loss) per share:
Basic	10,938	10,532	10,413	10,736	10,340
Diluted	10,938	10,532	10,413	10,736	10,340

Reconciliation of Net Loss to Adjusted EBITDA

	Three months ended			Six months ended June 30,
	June 30, 2024	March 31, 2024	June 30, 2023	2024	2023
Net loss	$(2,513)	$(2,455)	$(2,205)	$(4,968)	$(5,063)
Stock-based compensation expense	1,207	1,046	968	2,253	1,949
Depreciation and amortization	881	887	927	1,768	1,827
Severance and exit costs	—	—	365	—	570
Other income	(27)	(26)	(16)	(53)	(28)
Income tax expense (benefit)	34	(140)	(2)	(106)	80
Adjusted EBITDA	$(418)	$(688)	$37	$(1,106)	$(665)

Q3-2024 Financial Outlook

Reconciliations of GAAP to Non-GAAP Gross Margin, Operating Expense, Net (Loss) Income, EPS and to Adjusted EBITDA
For the Three Months Ended September 30, 2024
(dollars in millions, except per share data)

Gross Margin Reconciliation:		Operating Expense Reconciliation:
GAAP gross margin	41.5%	GAAP operating expenses	$8.5
Stock-based compensation	0.4%	Stock-based compensation	(1.0)
Amortization	0.6%	Amortization	(0.6)
Non-GAAP gross margin	42.5%	Non-GAAP operating expenses	$6.9

Net (Loss) Income Reconciliation		Net (Loss) Income per Share Reconciliation(1):
GAAP net loss	$(1.9)	GAAP net loss per share	$(0.17)
Stock-based compensation	1.1	Stock-based compensation	0.09
Amortization	0.7	Amortization	0.07
Non-GAAP net loss	$(0.1)	Non-GAAP net loss per share	$(0.01)

Adjusted EBITDA Reconciliation
GAAP net loss	$(1.9)
Stock-based compensation	1.1
Depreciation and amortization	0.8
Adjusted EBITDA	$0.0

(1) Amounts are based on 11.1 million basic and 11.1 million diluted weighted average shares outstanding